Exhibit 99.3

Novelis Q2 2014 Earnings Call

Presentation
Operator
Ladies and gentlemen, thank you for standing by and welcome to the Novelis' Earnings Conference Call. During the presentation, all participants will be in a listen-only mode. Afterwards we will conduct a question-and-answer session. (Operator Instructions) As a reminder, this conference is being recorded on Monday, November 11th, 2013. I would now like to turn the conference over to Ms. Megan Cochard, Director of Investor Relations for Novelis. Please go ahead.

Megan Cochard, Director of Investor Relations
Thank you, Andrea and good evening, everyone. Welcome to Novelis' second quarter fiscal year 2014 earnings conference call. Joining us on our call today are Phil Martens, our President and Chief Executive Officer, and Steve
Fisher, our Chief Financial Officer. Following our presentation, the call will be opened to analysts and investors for questions. This conference call is being broadcast on the Internet at www.novelis.com in the Investor section. A replay of this call will also be available on our website. Before I turn the call over to Phil, let me remind you that today's earnings release and presentation made by our executives include forward-looking statements as defined in the Private Securities and Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. These risks and uncertainties include, but are not limited to, those factors identified in the release and in our filings with the Securities and Exchange Commission. Today's presentation also includes certain non-GAAP measurements. Reconciliation of these measurements is provided in the financial statements included with our earnings release as well as in the Appendix of our presentation. Now let me turn the call over to Phil.

Philip Martens, President and Chief Executive Officer
Thanks, Megan. On slide three, you'll see the agenda for today's call. First, I'll provide a brief commentary on this quarter, past quarter and give some color by region. Then I'll move on to our strategy and talk about the results we have started and seeing in South America and the exciting prospects ahead for us in the automotive area. Next, Steve will discuss our financial results for the second quarter in detail. And lastly, I'll close with the summary and outlook before we open the call to any questions.
So let's get started. While shipments and demand were lighter than expected, we had a solid quarter in this transitional year. Global shipments were essentially flat ahead of capacity increases from project expansion, a lighter than expected can demand in North America and Europe was partially offset by another quarter of record order shipments and record production in our South American business. In addition, we have positive free cash flow this quarter and we continue to make excellent progress on the roll out and ramp up of our expansions.
As we experienced in the first quarter, challenges related to overcapacity in the North American beverage can market continued to affect our business and are the main driver for our year-over-year decrease. We're very aware of this and we are confident that as we grow our automotive business in North America, that transition of hot mill capacity from can towards automotive sheet in this region will rebalance supply and demand.
So what I really want to focus on today is where we are going from here. We have reached an inflection point in our strategy and the second quarter marked a fairly steady quarter ahead of that turning point. Sequentially, EBITDA increased 12% in part driven by the strong performance in South America.
To better understand what's going on our business, let's take a look around the world at some of our current business drivers in each of our regions. Let's start with North America. As I mentioned, the trends in this region are consistent with what we saw in first quarter. The region continues to experience less favorable benefits from the use of recycled materials due to tightness in the scrap market and be affected by negative dynamics resulting from overcapacity and more consumer demand in the beverage can market. The North American can market is highly competitive and open capacity has created unfavorable pricing dynamics for suppliers.
This has been a significant hurdle that will impact our results and we'll continue to, until we can increase our penetration of order sheet in our product mix in this region and allocate more hot mill family for can to produce auto

Exhibit 99.3

sheet. Our expansion and Oswego targeted at capturing this high growth and high profit auto market. In July, we began the commissioning process at our Oswego plant and on track to begin delivering commercial product by the end of this fiscal year. In addition, in light of increasing demand, we recently announced price increases on our automotive sheet in both North America and Europe that will begin to take effect next calendar year as contracts are renewed.
Our portfolio across Europe is balanced. In the recent quarter, the European can market was relatively flat, but the region see a continued strong order demand in auto, which has offsetting some softness in the specialties market. In fact, Auto shipments were up over 50% year-over-year as a result of strong demand and are setting new records for auto shipments in the region.
Asia continues to see stronger year-over-year demand in can compared to the lows we experienced a year ago. Despite the rising local market premium and increased competition with local suppliers, continue to negatively affect price in the region. Our new Yeongju recycling facility is allowing us to use more scrap in our products and driving significant cost benefits that helped offset some of these segments.
Lastly, our South American business is running very well. We are ramping up production capability, at our new cold mill, so we can stronger demand for can sheet in anticipation of the upcoming summer season and the 2014 FIFA
World Cup. The second half of the fiscal year in Brazil is expected to be very stubborn and our available capacity in the region is already fully contracted in the third and fourth quarters. Between strong demand and added capacity, we are on track for record shipments in South America this fiscal year.
Now let me provide a brief overview of our growth strategy and why we feel confident in the direction we're going.
Here you see an overview of the major investments that we have made globally in recycling, rolling and auto finishing.
We offer our customers and unmatched global footprint and are adding capacity and capabilities globally, something no one else is capable of that today.
Our global recycling expansions around the world are highlighted in green and have created a clear path for achieving our 2015 goal of having 50% recycled inputs in our product. Our rolling expansions are indicated by the dark blue.
We're adding roughly 570 kilotons of incremental rolling capacity between our plants in Brazil and Korea. The commissioning process at these locations is well underway and we expect that they will contribute over 100 kilotons in incremental loan capacity in total this fiscal year alone.
And lastly, our automotive finishing capacity in the United States and China is represented in light blue. The opportunity in front of us to provide aluminum sheet with the automotive industry, it's simply incredible. And we're starting to see the results begin to materialize from some of our first investments. Our three-pronged strategy has remained the same; strengthen the business through footprint and asset optimization; capture growth in premium FRP products and increase recycled content in our products to 80% by 2020. Our South American business serves as a model for the strategy and action and is starting to show success.
First, we took a hard look at our operations in the region to make some tough decisions to close, for divest non-core assets in order to optimize our footprint and portfolio. 2010 with both smelter and earlier this year, we closed one of the topline at our remaining smelter. And another example of asset optimization, we are currently investing in a can coating line to lower cost and reduced dependence on outside suppliers.
While there may be small non-core assets in our portfolio that make financial sense, our focus is and will continue to be to maximize the efficiencies and productivity of our Pinda Plant, the largest rolling and recycling facility in South
America. Another aspect of our strategy is our ongoing focus to increase recycled content in our products. South
America has the benefit of being a predominantly can business in the region and culture and have historically supported relatively high used beverage can recycle rates.
We have capitalized on that culture and expanded the upstream business by establishing a UBC collection network to stabilize scrap spread with secured UBC supply. A 190 kiloton recycling expansion we are adding at Pinda will begin commissioning at the end of this fiscal year to further support the effort to increase recycled content in our products.
And lastly, but perhaps most important, we saw a strong long-term beverage can demand projections in the region, it created an opportunity to capture that future growth. Last December we began commissioning a 220 kiloton cold mill expansion at our Pinda plant. The incremental capacity is now beginning to come online and allowing us to take full advantage of a very favorable market in Brazil in advance, two significant sporting events in the next few years; the 2014 World Cup and the 2016 Olympic.
This expanded capacity is also reducing the likelihood of new entrants in this region. Coupling strong demand with

Exhibit 99.3

increase in capacity would drive record shipment this fiscal year in South America. Frankly, it's a pretty excited time to be in the beverage can FRP business in Brazil.
One other cornerstones of our strategy is to capture growth across all of our global markets. Macro trends such as organization, material substitution, and preference with sustainability are real and provide the opportunity behind our investment strategy. By the end of the decade, we expect the FRP market to have grown over 5% per year to 28 million tons, that's a 10 million ton increase from 2012.
Now, if we look at the longer-term growth through 2020 and most of our corporate and markets, we expect can remains solid, 4% to 5% globally, specialties grow by 6%. But it's the roughly 30% growth in automotive, I want to highlight to you today. In 2012, FRP demand for automotive products was about 300 kilotons that demand is expected to more than double by 2015 and accelerates rapidly from there.
This expansion is primarily driven by the North American market and further underscores the tremendous opportunity in this valuable market. So what's driving this growth in automotive? Most automotive manufacturers must need stringent fuel efficiency standards starting in 2015, which are only expected to get more rigorous going forward. If automotive manufacturers look towards meeting these guidelines, they must look for ways to light weight their vehicles to increase fuel economy. Because of the Aluminum strength, durability and weight savings that aluminum offers, it becomes a clear metal of choice. And it provides other advantages that are helping automakers respond to consumer demand better vehicles. One, clearly, is safety.
Structural components made from aluminum can be designed to absorb energy from (inaudible) much better than traditional steel designs, providing superior production. In fact, aluminum structural components have been designed in some of the safest cars on the market today. Another is design, when you consider smartphones, laptops, iPads and other tablets to high definition screens, high definition plasma in TVs, the light weight, durability and attractive finishes of aluminum dominate today's mobile communications (inaudible). Consumers similarly (inaudible) high performance, very good looking products in addition of fuel efficiency in the automotive world. Frankly, if it needs to be strong, safe and lightweight, aluminum is the consumers' choice.
Now let me talk a little bit about how we're going to meet the exploding demand for the automotive sheet. Historically, auto sheet has been relatively small piece of our business to add approximately 6% of our total shipments annually. It just produced out of our automotive facilities in Canada, Switzerland and Germany. For the past few quarters, we have consistently set new records for automotive shipments that customer demand intensified.
Our current assets today are capable of producing approximately 250 kilotons annually. Now we've been investing some additional heat treatment finishing lines in order to support increasing demand. We began commissioning two new automotive finishing lines in Oswego, New York in July, which will increase our automotive capacity by 240 kilotons per year when fully utilized. That's five times current automotive capacity in North America and an important milestone as we remain globally positioned to build on our supplying and technology leadership in this support market.
In addition to the Oswego expansion, a new plant is under construction in Changzhou, China, which is expected to begin it's commissioning process in the middle of the 2014 calendar year and we'll have 120 kilotons on the capacity once it is fully utilized. We've also recently certified the automotive production at our Gottingen, Germany plant that will ultimately add 40 kilotons of additional capacity.
To be sure, we see demand outpacing supply for this foreseeable future and are valuing possible future opportunities in this high margin business. While we are moving as quickly as we can to increase our capacity, the market for aluminum automotive sheet will be tight for years to come. We anticipate an influx of competitive activity given the global capacity and demand dynamics. Novelis is the world's leading producer of automotive flat rolled product today and we are focused on maintaining that status.
Let me spend a minute on how we attained this position, this leadership position in the industry. One, clearly is our first mover advantage. We saw the potential amount of benefits and material substitution in automobiles that aluminum could provide. Let me carefully and thoughtfully, but aggressively pursue at it. Our heat treatment facility in China is the first of its kind in the region. We saw what the demand was and we invested appropriately.
Another competitive advantage is our global footprint and focus on increasing recycled materials on our products by established and a closed loop recycling (inaudible). The benefits of supply chain management and efficiencies of this closed loop are unparalleled providing tremendous advantages to both the customer and Novelis. Auto manufacturers are insured a steady supply of high-value order sheet and we benefit from the secured recurring source of input materials and a close long-term relationship with a high volume customer. At the same time, we are working hard to develop new alloys for automotive application by leveraging a higher recycled content.
But perhaps the strongest advantages are technical leadership. Novelis' engineers are working closely with the new

Exhibit 99.3

vehicle design team that leading automotive OEMs that develop new alloys, innovative applications and revolutionary design that leverage the unique properties of rolled aluminum sheet to create beautiful, high performance vehicles.
These same advances are now being applied in some design of a much broad array of aluminum in terms of vehicles and many are still yet to come. At the same time, our newly opened research and technology center outside of Atlanta is on the leading edge, materials' research and new product facility, targeting the growing market for aluminum automotive sheet. Our R&T center houses the world's most advanced auto line of its type, designed to generate next generation auto sheet with innovative surface solutions.
As I said earlier, the opportunity in automotive is enormous. We are already evaluating further opportunities to capture this growth at this time.
Now I'd like to turn it over to Steve to talk about our financial results in more detail.

Steve Fisher, Senior Vice President and Chief Financial Officer
Thanks, Phil. Let me start with a few financial highlights for the second quarter. Shipments were down 1%
year-over-year to 713 kilotons, but up 1% sequentially. Net sales of 2.4 billion are flat compared to both the prior year and prior quarter. On a year-over-year basis, sales benefited from favorable foreign exchange and higher non-flat rolled product shipments, but were offset by the impact of lower conversion premiums and a 7% decline in average aluminum prices.
Adjusted EBITDA was 228 million for the quarter, down 18% compared to the 277 million reported for the same period in 2013. However, it was up 12% compared to the first quarter. Net income was 23 million for the second quarter of 2014 and excluding tax affected restructuring and impairments in both periods and a loss on assets held for sale in the prior-year, net income was 37 million, down from 64 million in the prior year. The decrease was mainly due to lower EBITDA, partially offset by a 24 million loss on unrealized derivatives last year compared to a 4 million gain this year.
I'm very pleased about our positive free cash flow of 178 million in the quarter. Free cash flow before CapEx was 362 million. And liquidity was 843 million as of September 30, this is up 113 million from the first quarter, due primarily to positive cash flows from operating activities.
Total FRP shipments were down 6 kilotons in the second quarter versus the prior year and up 5 kilotons from the first quarter. Let's take a look at the different trends impacting third-party shipments in our various regions starting with the largest year-over-year drivers. North American shipments were down 12% year-over-year primarily due to reduced consumer demand for carbonated soft drinks. We also expect some production challenges in previous quarters that resulted in a decline in specialty product shipments compared to a year ago.
In Europe, overall shipments were flat. Strong auto shipments offset lower light gauge and other specialty product shipments for the beverage can market was flat. Meanwhile, shipments in Asia were up 10% year-over-year with growth coming primarily off weak can shipments last year. In South America rolled product shipments were up 14%
year-over-year as demand improved and we began to see a contribution of our new cold mill.
Looking at the shipment trends sequentially, we see clearly here again the benefit from new capacity and stronger demand heading into the spring in South America, where shipments were up 18% compared to the first quarter. The other take away from this chart, I want to highlight is the relative stability in demand and shipments across our regions and portfolio of premium products. This stability can be translated into EBITDA, as depicted here on this trend chart.
Over the last six quarters, our shipments have been holding relatively flat as we operated near capacity conditions. With a few exceptions, such as a negative 40 million impact related to our ERP system implementation disruptions in the third quarter last year, the same is true with EBITDA. The second quarter was up 24 million sequentially from Q1, the first quarter included a 14 million one-time charge related to an amendment through our incentive plans. The remaining 10 million improvement is primarily a result of slightly higher shipments and improved operating costs in North America.
This is not to minimize the decline in EBITDA on a year-over-year basis. It was a notable decline, but not entirely unexpected. There were two main drivers that account for 46 million of the 49 million decline in consolidated EBITDA in the second quarter versus the prior year. One, the timing impact of metal price lag and two, the lower conversion prices in some regions. First, 23 million of the decline in consolidated EBITDA with the timing effect of metal price lag, we realized 26 million of gains in the second quarter of last year compared to 3 million in the second quarter of this year, as we strive to minimize volatility in our results are refining our hedging programs.

Exhibit 99.3

Over time, metal price lag has a negligible effect on our results. 23 million of the remaining year-over-year decline in consolidated EBITDA was primarily driven by unfavorable pricing dynamics in North America and Asia. As we have discussed before, the North American can market is very competitive in part because of excess can capacity in a mature market. As a result of this, we saw unfavorable pricing dynamics during the renewal of some existing customer contracts during last year's negotiation process.
We expect to realize the unfavorable impacts from this on a year-over-year basis for the remainder of this calendar year. The absorption of hot mill capacity is due to the growth in the automotive aluminum market will help rebalance supply and demand in the can market going forward. The price decline in Asia is driven by two primary factors, increased competition from lower-cost Chinese suppliers driven by slower than expected growth in China as well as higher local market premiums in Asia that local Chinese competitors are not subject to.
Our Chinese competitors are able to purchase metals at significantly lower prices, which has forced us to reduce prices to remain competitive and resulted in the unfavorable impact on the conversion price. Until the Chinese economy accelerates or the regional premiums today, we may not be able to increase our prices in this region.
Outside of those two main drivers, we saw some higher operating expense and SG&A cost driven by inflation and the absorption of higher fixed cost rates from our Yeongju projects. This was mostly offset by recycling benefits, favorable currency impacts and positive impacts from our primary business in South America.
Let's move on to capital expenditures and free cash flow. We invested a 184 million in this business in the second quarter, mostly geared at our strategic rolling, finishing and recycling expansions worldwide, bringing our year-to-date spin to 365 million.
We still expect CapEx spend to be between 700 million and 750 million this fiscal year. Free cash flow before CapEx was 362 million for the second quarter of fiscal 2014. This was mostly driven by 228 million of positive EBITDA and working capital improvements. We made good strives in reducing inventory levels as well as implementing a number of cash flow initiatives to continue to drive working capital level in the business down and the sustained in structural manner.
With our progress to-date, in a continued forward focus on working capital, we expect to generate positive free cash flow in the second half of this year.
Now, I'd like to turn it back to Phil for summary and outlook.

Philip Martens, President and Chief Executive Officer
Thanks, Steve. In summary, we're starting to see results from our global strategy, and we're starting to see them materialize. We expect the second half of this fiscal year to be stronger than the first half of the year as results were our strategic focus on optimizing our business and capturing growth in premium markets and driving benefits from increased recycling content and our products.
Added capacity from a rolling expansion in Brazil and Korea will support strong demand and increase our shipment by approximately 110 kilotons this fiscal year. Our customers are already talking about their expectations for a strong second half, as they begin to ramp up production ahead of the World Cup in Brazil, next summer, and we continue to see very strong global trends in automotive material substitution as I mentioned earlier.
We will continue to control cost and drive recycling benefits to help offset pricing pressure and incremental operating cost associated with the startup and commissioning of all of our expansion process, and of course, as well as in general inflationary cost pressure.
As Steve mentioned, we still expect to invest between 700 million and 750 million this year, primarily to increase our rolling recycling and auto finishing capabilities globally. And despite the steady investment, we expect to see improving results and good cash management, which will drive positive free cash flow in the second half of this fiscal year.
We have invested time, money and management focus over the last three years to solidify our leadership position in the FRP industry, ahead of the strong growth we expect and are excited to see the beginning of these results matured ones. With that, we are now available for any questions you might have. Operator, I'll turn it over to you.

Questions And Answers
Operator
Thank you, sir. (Operator Instructions) Our first question comes from the line of Harp Hannan [ph] with Oak Hill.

Exhibit 99.3

Please go ahead. Harp Hannan, your line is open. Please go ahead.

Unidentified Participant
Hey guys, sorry about that. Can you quantify how much of the price mix headwind was related to the specific contracts versus just general market pressure. And again, I know you've mentioned when those are going to roll -- is that then rolling off in calendar year or fiscal year?

Philip Martens, President and Chief Executive Officer
If you -- Harp, this is Phil. If you look at it, there are two regions that we had real pricing challenges. The first is North America, and that's tied to market conditions that I mentioned to you, which have led to some specific contracts will stay with us probably in the next 12 to 18 months. The transition we're going through in the North American marketplace to substitute to a certain degree away from can to auto will begin to accelerate in the back half of this fiscal year as a far better business for us to be in at this time, and we expect that the market dynamics in United States to change as basically the auto business takes more hot mill capacity tightening up the can. And we're beginning to see that dynamic shift already in some of our discussions going forward.
But in summary, in North America, it's going to be with us for about the next 12 to 18 months. In Asia, it's a much different dynamic. We do and have anticipated a growing market there, we are seeing there, our can shipments are up year-over-year. The biggest difficulty we've had there is the large increase over the last 15 months of the Japanese metal premium going up almost four times. As long as that's in the range, it is called to 240 to 250, the pricing dynamics in Asia are very difficult.
We anticipate to a certain degree some potential reduction in that as the new LME warehousing rules come into effect.
We don't anticipate an increase in net at this time, but it's a little bit harder for us to project how the Asian pricing dynamic is going to change in the near-term.
Longer-term, we do expect the AMJP [ph] to come down some more normal level, hard to determine what that would be, and we also expect that the indigenous demand in China will continue to pick up. Therefore, kind of bringing into play a better bounce between available capacity and consumer demand. But I would say, to be fair in Asia, we're probably going to see over the next 12 to 24 months, some real pricing challenges.

Unidentified Participant
And is that in the magnitude of what we've seen in these quarterly results or is that going to intensify or --?

Philip Martens, President and Chief Executive Officer
No, it won't get any worse. I mean, we've been living with the price increases in North America, price issues in North America since January of this year. There is no reduction there. I think everything going forward is much more positive. In Asia, we think, we are not seeing anything lower than what we have today; we think we're at a bit of a floor. We are seeing a slight recovery in demand. We anticipate can demand this year for us to be a record level in the Asian marketplace. So I think the fair statement is in both. I think going forward we're more bullish than we are bearish, but there will be some volatility we have to work through in Asia. But we don't expect it to be any different than what we are seeing right now.

Unidentified Participant
Okay. Thank you.

Philip Martens, President and Chief Executive Officer
You are welcome.

Operator

Exhibit 99.3

Our next question comes from the line of Pinakin Parekh with JP Morgan. Please go ahead.

Pinakin Parekh, Analyst
Thank you. Good evening -- sorry, good morning, everyone over there. The guidance of 110KT of increase shipments in rolling implies on rolling volumes at 10% year-on-year increase in H2 compared to last year. So which markets or geographies does management see this kind of percentage volume growth coming from?

Philip Martens, President and Chief Executive Officer
It's quite simple. The first strip market that we will see approximately 60% of that 110KT to take effect is the South
American market.
We anticipate that back half of the year to be a record for production levels. We currently are looking at that market to ship above 450KT for the full year and anticipate that more or less will hold, based on everything we're seeing. That's about a 65 or so KT increase on a year-on-year basis. The second area where we are anticipating an increase its product mix shift it is in Europe. We're anticipating a record year for automotive shipments and although, that we're not adding capacity there, we are increasing shipments into that sector and substituting away from the lower profit margin product.
Lastly, it will be our Asian expansions. We have hot commission now and are in the process of going through customer qualification cycles, off of our new cold mill. We anticipate out of Asia that they will also for shipments have a record year into that market place. That will be approximately between 40KT and 50KT incremental. So in totality that aggregate to the 110KT.

Pinakin Parekh, Analyst
Sure. Now just carrying forward from that question, it is my second one. There is volume growth in second half, the company commented that there has been some price increases taken in select product categories while in cans, it should not deteriorate further from here. Then does it mean that we will see the adjusted EBITDA per ton picking up further from the $320 that was seen in Q2?

Philip Martens, President and Chief Executive Officer
You can assume that. As we look at the year.

Pinakin Parekh, Analyst
Okay.

Steve Fisher, Senior Vice President and Chief Financial Officer
Yeah, that's the way we're looking at the business.

Pinakin Parekh, Analyst
And my third question is, the comment on free cash flow positive for the second half of fiscal year. Now, is that entirely going to be driven by the EBITDA pick up or are we going to see more working capital benefits to flow through into the second half?

Steve Fisher, Senior Vice President and Chief Financial Officer
Yeah, Pinakin, Steve here. it'll be a combination of both. Certainly, we do with a stronger second half. We view
EBITDA to be stronger in the second half as well. But we do and we'll continue a strong focus on inventory management and other working capital initiatives that will contribute to that free cash flow positive.

Pinakin Parekh, Analyst

Exhibit 99.3

And just lastly, does this translate into any potent, any comments on dividend payouts for this year?

Steve Fisher, Senior Vice President and Chief Financial Officer
Yeah , so no change, we don't anticipate any dividends in this fiscal year. And as we have talked about in the past, we do expect at some point in the future maybe as early as fiscal '15 to get into more of a regular way dividend payments to our parent company.

Pinakin Parekh, Analyst
Understood. Thank you much.

Philip Martens, President and Chief Executive Officer
You're welcome.

Operator
Our next question comes from line of from Prasad Baji from Edelweiss Securities. Please go ahead.

Prasad Baji, Analyst
Thanks for taking my question. You mentioned a little bit of it, but just wanted to understand your thoughts on what will be potential impact of the new LME warehouses -- warehousing policy changes?

Philip Martens, President and Chief Executive Officer
Well, I think it's early to say, we're very pleased with the fact that the LME is moving forward with some sort of change in the off-take requirements, we think that's very positive for the industry. Ultimately, it's hard for us to calculate and what we do anticipate is, you will see a pullback in the regional premiums, primarily the Midwest premium here in United States and also the Japanese metal premium in the Asian marketplace. It's hard again to predict that, but if you can see softening in that we have seen a little bit of that the Midwest premium that's where we'll see the effect. So it's watch the space, it's a positive move, we're very supportive of it, but it's too early to tell what impact it will have.

Prasad Baji, Analyst
Next, we have on the Japanese premiums, we have hardly seen any softening, but we have seen a softening in the US and Europe. So do you expect the impact to be more beneficial in US and Europe and much lesser in Asia?

Philip Martens, President and Chief Executive Officer
Hard to say. I think in the Asian marketplace it's certainly quite a bit that's built into that Japanese metal premium, it's been up at that level that has been for about a year now. But again, I think over time, just as we saw in the past with the Midwest crept up first, and now its creeping down, the Japanese followed a little bit. I think we'll see a softening in both regions over the next period of time. Again, very difficult to determine what the time frame would be.

Prasad Baji, Analyst
My second question, you did comment on the adjusted EBITDA for the rest of the fiscal year as such. For the year as a whole, I mean, is there a guidance or outlook that you're giving for the adjusted EBITDA versus FY'13?

Philip Martens, President and Chief Executive Officer
As we've done this whole year, we've not given a forward-looking guidance. And we knew a couple of things going

Exhibit 99.3

into the year, it was a big transitional year, we're launching and commissioning a series of our products in major projects. We're bringing on line new customers and we understood that as you do that, there's a little bit difficult to predict some of the volatility in the start-up. That being said, started to gone exceptionally well and the quarter we just completed, we commissioned our Brazil. Plants, our Korean plants, we have not commissioned our Oswego finishing mills, we successfully converted the Gottingen capacity that I noted earlier. We're in a position where EBITDA about this year will be about what it was last year. And that's on the back of what we think will be a very strong back half of the year, and we're seeing that already in the order books for this quarter and where we're comfortable with the business in fact is now materializing the results from all of these commissionings. But again, specific guidance this year, we decided not to do that for the reasons I just noted, but we're very bullish on the outlook, the business and we are seeing the underlying performance come along very well.

Prasad Baji, Analyst
Understand. Just last question, on the positive free cash flow and second half. When you referring to this free cash flow, it is after the CapEx or before the CapEx?

Steve Fisher, Senior Vice President and Chief Financial Officer
Yeah, that is the positive free cash flow after the CapEx.

Prasad Baji, Analyst
After the CapEx. Thanks. All the best. That's it from side.

Philip Martens, President and Chief Executive Officer
Thank you.

Operator
Our next question comes the line of (inaudible) with ICICI Securities. Please go ahead.

Abhijit Mitra, Analyst
Yeah, hi, it's Abhijit here, from ICICI. Thanks for taking my question. I have -- I just wanted to understand the extent of CapEx incrementally that you are looking for the auto segment, the intensity whether it would be in the hot rolling or it would be in a treatment and the decision of those CapEx, how will it be guided by your existing debt to equity and your future dividend payment plans to your parent. So if you can just link this three things would be great.

Philip Martens, President and Chief Executive Officer
Very good request to ask one question with multiple inputs. I congratulate you. It's very skilled. Just a kind of walk through what you said, I mean, think about it this way. The approach that we've taken in this business is to be self funding that is everything has to come from the cash flow that we've generated, that has not changed. As Steve mentioned earlier, we have done an outstanding job this year in managing our cash flow and that's are a result of strong operational controls, as well as a very focused effort on the company to strive towards positive cash flow as soon as we can achieve that level.
And that's when you're coming out of a very heavy investment period. I mean, just keep in mind, last year we did a little over 800 million, this year over 700 million, next year CapEx will pull back. It'll be down, it's hard to determine yet. Call it 500 million to 550 million. We're beginning to sort through there at this time.
The investments that we've done, getting to the second part of your questions have all been built around Brownfield site expansions for two fundamental reasons. One of them is, it's very easy to manage your return on invested capital in a Brownfield type situation. You can control a project, you can control the labor, you can control costs and you can bring them online in a very efficient manner. All of that we have accomplished in all of our projects.

Exhibit 99.3

The second reason to do that is your existing facilities can be utilized more efficiently with a different product mix.
When you look at what we're doing with the automotive heat treatment line, the two lines that we've put in at the
Oswego plant in North America will actually take about 240KT of the hot mill. They used to go to lower product a lower profit margin product. So, that type of profit share combined with the quick start up and a very calculated return on invested capital we can do with a Brownfield site lead us to a very good and clear outlook of our business going forward.
The plant that we're putting into China, is a finishing plant. It's a foothold into that marketplace, it will pick up business right away from the German OEMs as well as the local market. And it will serve as an export of hub for us worldwide where we can meet automotive demand. That will get imported (inaudible) product of our Korean mills, again an efficient use of our Brownfield site expansion strategy, now to expand into a different regions and with that we focus clearly on high profit margin products.
You put it all together, it's a process now that as we go forward, first of all, the offer we made on cash flow this year will certainly manifests itself in a very positive way as we go forward. That's a representative indicator of the controls we have in company.
Secondly, the Brownfield site expansions are largely finite and we're able to trail off CapEx. The third, as we start to look at the future, as Steve noted earlier, clearly there will be discussions on a return of capital to our shareholder. But all of that coming together, we forecast that not this fiscal year, but entering into discussions with our board on that over the next 12 or so months. And we think we'll be in a very good position to support the return of capital back to our shareholder in that time window.

Abhijit Mitra, Analyst
Okay. So are you are building in that target debt to equity debt issue?

Philip Martens, President and Chief Executive Officer
I kind of given you that information I'm going to give you, I'm not going to go into any more on that, because a lot of it has to be worked through over a period of time with many sequencing elements coming into play. But the minimum threshold liquidity we have for the business is $750 million and that will not change.

Abhijit Mitra, Analyst
Okay, got it. Thanks. That's from my side.

Philip Martens, President and Chief Executive Officer
You're welcome. I guess, we've answered all the questions, operator.

Operator
My apologies. Our next question comes from line of Sanjay Jain, Motilal Oswal. Please go ahead.

Sanjay Jain, Analyst
Yeah, thanks. I would like to understand, how the volume should pick up in the fiscal year. Should we, like this year you have guided for 110KT incremental volume. Should we expect much bigger volume in FY'15, because two of your hot lines in US will come up and then you should see more of a volume growing from Korea as well as South America. So could you give some color on that?

Philip Martens, President and Chief Executive Officer
You've got it right. That's exactly, absolutely what we see with contracted forward well and that's what we expect. Not much more to add there.

Exhibit 99.3

Sanjay Jain, Analyst
Okay. Thanks.

Philip Martens, President and Chief Executive Officer
You're welcome.

Operator
Our next question comes line of (inaudible) Please go ahead.

Philip Martens, President and Chief Executive Officer
You're coming through a very muted. Can you speak directly into your phone, if you're doing that please, we can barely hear you.

Unidentified Participant
I'm speaking directly at my phone.

Philip Martens, President and Chief Executive Officer
Okay.

Unidentified Participant
Is it audible now?

Philip Martens, President and Chief Executive Officer
We'll try, it's a little about, and let's see if we can hear you. Hello.

Unidentified Participant
Sir, my question is related to in the (inaudible)

Steve Fisher, Senior Vice President and Chief Financial Officer
Operator, unfortunately we cannot hear the individual. Let's mute on and see if he can call back in and he gets a better connection.

Operator
Moving on to our next question comes from line of Saumil Mehta with IDFC Securities. Please go ahead.

Saumil Mehta, Analyst
Yeah. Most of my questions have been answered. Just wanted to clarify one thing. Did I hear you correctly that in the second half of '14 you expect EBITDA per ton to improve from what you have reported in the recent quarter, that is upward of the ended dollars a ton?

Steve Fisher, Senior Vice President and Chief Financial Officer
So he said. You did.

Saumil Mehta, Analyst

Exhibit 99.3

Okay. That answers my question. Thank you very much.

Operator
(Operator Instructions) Our next question comes from the line of Ritesh Shah with Espirito Santo. Please go ahead.

Ritesh Shah, Analyst
Yeah, hi sir thanks for the opportunity for taking the question. Sir, if you could please throw some color on the pension deficit trends that we have and how do you look at it going forward?

Philip Martens, President and Chief Executive Officer
Which trends for those, again?

Ritesh Shah, Analyst
Pension deficit, what I understand is upwards of $700 million?

Philip Martens, President and Chief Executive Officer
Let me have Steve answer that question.

Steve Fisher, Senior Vice President and Chief Financial Officer
Yeah. So, we have unfunded pension liability that we've had for a number of years based on actuarial report on projected assets and liabilities for those pension plans. There's not been a substantial change to anything we've done in the pension plans in the past couple of years. So from a trend standpoint, this is something that the company will deal with for a number of years for the various employees that are part of these pension plans.

Ritesh Shah, Analyst
So our strategy remains the same there's nothing that's that great changing the based on a location to asset or anything of sort?

Steve Fisher, Senior Vice President and Chief Financial Officer
No changes right now.

Ritesh Shah, Analyst
Okay. Second question is how much is the automotive shipments that we are looking at say this year and next year?

Philip Martens, President and Chief Executive Officer
Well, if you look at this year, as I noted in the context of the presentation, we have capacity to do about 250KT this year. We may find at the end of the year given what we're trying to do, it might be slightly higher than that because we are in Europe and in North America basically operating at above 100% capacity in both regions to support demand. The facility that we're bringing on next year and hence we go north New York State plan, that capacity for about 240KT.
We anticipate next year, that more than likely we'll probably use about 70% but that. Again it's hard to forecast that given the ramp up that we see from our customers, but more than likely I would say about 70% of that will be commissioned next year and that's been a very aggressive commissioning cycle for that production capability. Next summer our plant in China will be hot commissioned and we probably will get less offer that plant but maybe 20 or so KT for the full fiscal year '15.

Exhibit 99.3

As you think about going forward though, both of those facilities we anticipate to be operating capacity within about 18 months, 18 months from the start of the production and our North American facility and 18 months from the start of production at our China facility, which again as I mentioned that will be next summer.
Given the demand we're beginning to evaluate already incremental capacity in the big regions, Europe and North
America, mainly because we see significant opportunity and we're engaged with customer dialog that are supporting that. But that will take a little bit more for us to materialize.

Ritesh Shah, Analyst
All right that answers my question. One more question if I may. Sir, how do you look at our allocation of CapEx. We have outlined in our sustainability reports towards a gradual shift in non UBC capacities. So how do we look at it shifting from UBC to non-UBC and secondly, our increasing focus on automotive assortment?

Philip Martens, President and Chief Executive Officer
Well, I think what you've clearly going to see with us is, going forward there will be three main focused elements. One clearly is reliability and maintenance of our current operating facilities, it's critical that to maintained well and we do spend approximately $150 million a year on that.
The second area, you're going to see us continue to expend monies into is in the recycling area. We've been extremely pleased with the performance out of our recycling initiatives and as we look at future growth in automotive or can or specialties, all the product lines that we're working in are capable of meeting the 80% recycled content goal by the end of the year.
That helps us in many ways, it's a security of metal supply, it gives us traded customer relationships and first and foremost, it's the lowest cost to metal supply that we can actually procure. And lastly, you're going to see us continue to look at automotive as the third big area for investment and I'm not going to give specifics on recycling and automotive, because it fluctuate by year, but clearly those three areas will dominate our CapEx allocations going forward.

Ritesh Shah, Analyst
Okay. Sir, is it possible if you could quantify and the mix between be UBC and non-UBC, how it will change or next two years?

Philip Martens, President and Chief Executive Officer
If you look at, I mean non-UBC and UBC, I mean if you look at we're talking about global mix.

Ritesh Shah, Analyst
Right.

Philip Martens, President and Chief Executive Officer
It's really was something you have to look at over a three to five year period. This year, I would say, automotive, call it 250 on a base of approximately 2,950KT for the full year, gives you an idea of what that's doing there. I think if you start to think about beverage cans at around 1,800KT this year gives you an idea of how the product mix actually still 65% or so UBC.
If you go out three years and you go through the hot mill mix changes that I've talked about, depending on the ramp up of our customers, I mean we could be at, I would say pushing 600KT of automotive capacity and that's about at that time 15% to 17% and the balance will come from a reduction in UBCs in North America or excuse me -- beverage cans in North America as well as some portfolio mixes rest of world, so it's not something that's exact but what you are going to see is a shift in hot mill capacity pretty aggressively to the automotive industry away from primarily the beverage can industry and specialties industry.
And that will just be something more I have to talk to periodically on the quarterly calls to give you a better update.

Exhibit 99.3

Ritesh Shah, Analyst
All right. One final question, if you could provide some color on LME warehousing, specifically what I understand is the number of warehouses, which have been impacted with the lowed out rates or 3,000 tons per day aren't too much.
So is this what I gathered is correct and what will be the likely impact to say specifically GB by premiums if you could provide some color over there?

Philip Martens, President and Chief Executive Officer
I've answered that previously, I'm not going to go back on that. We've -- as I said earlier, our guess is as good as yours, but what we see is positive, as it pertains to the Novelis business.

Ritesh Shah, Analyst
Okay. That's fair. Thanks for answering my questions.

Operator
Our next question comes from the line of (inaudible) with Standard and Poor's. Please go ahead.

Unidentified Participant
Hello.

Philip Martens, President and Chief Executive Officer
Hello.

Unidentified Participant
Yeah, thanks for taking, hello. Can you hear me.

Philip Martens, President and Chief Executive Officer
Hello.

Unidentified Participant
Hello, hello can you hear me.

Philip Martens, President and Chief Executive Officer
We can hear you.

Operator
Yes, sir, your line is open. Please go ahead.

Unidentified Participant
Yeah, okay. Just -- first, thanks for taking my question. Most of my question have been answered. I just near ended a bookkeeping question. If you can give the operating income region-wise?

Philip Martens, President and Chief Executive Officer
I'm sorry, go with the question.

Exhibit 99.3

Unidentified Participant
Operating income.

Philip Martens, President and Chief Executive Officer
Yeah, so operating income, we'll be filing in our 10-Q here shortly.

Unidentified Participant
Okay.

Philip Martens, President and Chief Executive Officer
Over the next couple of days. You will see a significant step up in South America to 56 million. Asia will be flat at
41, Europe will be down primarily due to metal price lag that we achieved in the previous year versus this year at 61 and North America will be 70 million. And that decrease from prior years to the combination of the metal price lag volume decrease in the pricing issues we've been talking about. We'll filed a Form 10-Q and we have all those details here in the next few days.

Unidentified Participant
Okay. Thanks.

Philip Martens, President and Chief Executive Officer
Thanks.

Operator
And our next question comes the line of Bhaskar Basu with Bank of America Merrill Lynch. Please go ahead.

Bhaskar Basu, Analyst
Good morning. Can you hear my question? Can you hear me?

Philip Martens, President and Chief Executive Officer
Yes.

Bhaskar Basu, Analyst
Yeah. I had just two questions. Firstly, normally third quarter is a seasonally weak quarter for Novelis, and how do you see the trend this time. Is it going to be different considering you're expecting a better half, better second half?

Philip Martens, President and Chief Executive Officer
Its unique. You got it exactly right though, that the third quarter is our seasonally low quarter primarily due to the
Christmas holidays and the pull back we see in Europe and North America. The differences here is very interesting is that and South America with the increased capacity that we have and that's on stream now and the demand profile that we have for the next basically 12 months or so given the World Cup and other activities, we expect South America to be a much stronger on a year-over-year basis.
The second area that we do expect a difference is in Europe, and Europe is primarily driven by the automotive sector, which we are running at well above of 100% capacity there to meet the demands of our customers and we're now

Exhibit 99.3

working through the scheduling challenges we have at the end of this calendar year or we normally have downtime and there is a request for us to continue to produce as much as possible through the holiday season.
So that will have a positive impact. In North America we see, well, reasonably strong demand again auto is strong, there's other parts of the business. And in Asia again, in the back half of the year looks okay. But if you really look at where the difference is going to come, it's going to come from South America and it's going to come from the auto demand in Europe, and that gives us a perspective that it will be better than most of the quarters that we've had in Q3, because of those factors. But we'll have a clear view on that really in about four weeks, and we get a much better perspective on the December production scheduling, but so far as they do look stronger than what we've seen in the past in this quarter.

Bhaskar Basu, Analyst
Okay, thank you guys. And another clarification. Did you mention that you're targeting the EBITDA close to last year, even this year?

Philip Martens, President and Chief Executive Officer
I mentioned that, and I think that's a fair way to look at it and again we've been. I want -- everybody wants a general view. We're not going to give specific guidance because of all the transitions. But what we're beginning to see in the business gives us a range to say it's about equal to last year, somewhere around there. And that gives an indication of our bullishness on the bank after the year.

Bhaskar Basu, Analyst
Okay, thank you. That answers my question.

Philip Martens, President and Chief Executive Officer
You're welcome.

Operator
Our final question comes from the line of Paretosh Misra with Morgan Stanley. Please go ahead.

Paretosh Misra, Analyst
Hi, good morning. I had couple of questions. First, on your Oswego facility. How did you factor in premiums for those sales contract, although a pass through or that's still to be negotiated?

Philip Martens, President and Chief Executive Officer
They're all negotiated; they're largely pass-throughs. They're unusual contracts, I'm not going to go in the specifics because of confidentiality agreements. But all I will tell you is, our normal business contracting process of passing through, escalators for inflation, economic issues and the likes are in those contracts.

Paretosh Misra, Analyst
Got it. So you could potentially benefit if premiums fall?

Steve Fisher, Senior Vice President and Chief Financial Officer
Well, are you talking about local market premium.

Paretosh Misra, Analyst
Yeah, local market premium.

Exhibit 99.3

Steve Fisher, Senior Vice President and Chief Financial Officer
We just pass those through. So we wouldn't benefit one way or the other in a way of contracts.

Paretosh Misra, Analyst
All right. Okay. And on the Japanese premium side, you do you have any sense, where they need to be at the current price, current LME prices to basically eliminate this arbitrage that we see in the market where the Chinese rollers can buy the feedstock material cheaper?

Philip Martens, President and Chief Executive Officer
We think a crossover point somewhere between 100 and 120. It's so hard to give you an exact answer for that, but as we look at the markets today, there are balanced. I think everyone knows that. As we look at the markets as they were, when it was $60 to $80 we thought they were in balance. And we don't want to be naive on our financial planning assumptions, so we often factor in that the current statement will continue. But if we look at past performance, and we look at really the measure of business that we look at today, I'd say somewhere between 100 and 120, 100 and 140, is about where they were need to be.

Paretosh Misra, Analyst
Great, guys. Thanks very much.

Philip Martens, President and Chief Executive Officer
Sure.

Operator
This does conclude the Q&A session for today's call. I'd like to turn the call back over to Mr. Martens, please go ahead sir.

Philip Martens, President and Chief Executive Officer
Thank you very much, operator. Well, for everybody out there, I think you get a sense at the business of Novelis is certainly coming out of it's heavy investment period. We're very pleased with the results of our product programs, our projects, we're more pleased though with the positioning of the contract and into going forward and the transitions that we've talked to you about over the last couple of calls are largely in place. So we look forward talking to you in January or early February and appreciate your time today. Thank you very much.

Operator
Ladies and gentlemen, this does conclude the conference for today. We thank you for your participation and ask that you please disconnect your lines.